Exhibit 99.1

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Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Dividend Increases for Ninth Consecutive Year at Six Flags

GRAND PRAIRIE, Texas — November 18, 2019 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that its board of directors declared a fourth quarter cash dividend of $0.83 per share of common stock payable to shareholders of record as of November 29, 2019. The dividend will be paid December 9, 2019.

“Our capital allocation policy remains a key component of our value offering,” said Richard Roedel, Chairman of the Board. “We are committed to maintaining a healthy dividend and returning all remaining excess cash flow to shareholders in the form of share repurchases.”

Mike Spanos, President and CEO, added, “We are building a sustainable business model that generates robust and recurring cash flow, which, together with our healthy balance sheet, ensures a compelling long-term income stream for investors.”

The new dividend represents a one percent increase on an annualized basis, and the company’s tenth increase over the last nine years. Since 2010, the company has returned more than $3.7 billion to shareholders in the form of dividends and share repurchases.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.